Exhibit 99.1

ACCELRYS ANNOUNCES FIRST QUARTER 2011

FINANCIAL RESULTS

Changes Fiscal Year-End to December 31

Integration with Symyx Technologies Proceeding on Plan

San Diego, August 5, 2010 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the fiscal quarter ended June 30, 2010. Revenue for the quarter ended June 30, 2010 decreased 2% to $19.8 million from $20.1 million for the same quarter of the previous year.

Non-GAAP net income was $1.3 million, or $0.05 per diluted share, for the current quarter compared to non-GAAP net income of $1.8 million, or $0.07 per diluted share, for the same quarter of the previous year.

GAAP net loss was ($1.6) million, or ($0.06) per diluted share, for the current quarter compared to GAAP net income of $0.7 million, or $0.03 per diluted share, for the same quarter of the previous year. GAAP net loss for the current quarter includes business consolidation costs of $1.7 million.

The Company’s balance sheet as of June 30, 2010 included cash, cash equivalents, marketable securities and restricted cash of $92.9 million. Deferred revenue at the end of the quarter was $53.0 million, up 5% from June 30, 2009.

“We reached a significant milestone in the Company’s history, completing our merger with Symyx Technologies on July 1, 2010. Through the merger, we have expanded the breadth and depth of our product portfolio and team, putting us in a strong position to deliver on our opportunity as the leading provider of scientific informatics software and services. Our management team is in place and I am pleased with the progress we are making executing our integration plan,” said Max Carnecchia, Accelrys’ President and Chief Executive Officer.

The combined organization offers an open enterprise-scale informatics system for global scientific R&D with deep domain expertise in chemistry, biology and materials science, a dedicated professional services organization and a growing partner ecosystem. Through the merger, the Accelrys product portfolio has expanded to include a market leading electronic laboratory notebook, decision support software, chemical informatics and sourcing databases. The name of the combined company is Accelrys, Inc. and, over time, all products and services will be unified under that single brand.

Recent Business Highlights:

•

Completed merger with Symyx Technologies on July 1, 2010. The combined organization has over 1,350 customers, including 29 of the top 30 biopharmaceutical companies, the top five chemical companies, the top five aerospace companies, three of the top five consumer packaged goods companies, a number of top government agencies and top academic institutions from around the world.

•	Integration planning with Symyx Technologies completed and the Company began executing its plan on July 1, 2010.

•

Introduced the Materials Studio Collection for Pipeline Pilot. This new offering leverages key modeling and simulation tools from Accelrys’ Materials Studio application. For the first time, scientific R&D organizations are able to integrate predictive analytics for materials properties into workflows, thereby increasing productivity.

•	Announces a change in the Company’s fiscal year end from March 31 to December 31, effective for the period ended December 31, 2010.

Balance of Fiscal Year Outlook

For the six-month period ending December 31, 2010, the company expects non-GAAP revenue to be between $80.0 and $82.0 million, and non-GAAP diluted earnings per share to be between $0.14 and $0.16 per diluted share. Non-GAAP revenue includes revenue not recognized under GAAP due to purchase accounting treatment of deferred revenue related to the Company’s acquisitions.

Non-GAAP Financial Measures:

This press release describes financial measures for revenue, operating income, net income, and net income per diluted share that exclude fair value deferred revenue adjustments, stock-based compensation expense, purchased intangible assets amortization and business consolidation costs (recoveries). These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, except per share amounts, including footnotes):

	Three Months Ended June 30,
	2010	2009
GAAP Operating income (loss)	$(1,223)	$1,078
Stock-based compensation expense[1]	1,136	788
Purchased intangible asset amortization[2]	41	381
Business consolidation costs (recoveries)[3]	1,686	(91)

Non-GAAP Operating income	$1,640	$2,156

GAAP Net income (loss)	$(1,582)	$744
Stock-based compensation expense	1,136	788
Purchased intangible asset amortization	41	381
Business consolidation costs (recoveries)	1,686	(91)

Non-GAAP Net income	$1,281	$1,822

	Three Months Ended June 30,
	2010	2009
GAAP Diluted net income (loss) per share	$(0.06)	$0.03
Stock-based compensation expense	0.04	0.03
Purchased intangible asset amortization	0.00	0.01
Business consolidation costs (recoveries)	0.06	(0.00)

Non-GAAP Diluted net income per share[4]	$0.05	$0.07

[1]	Stock-based compensation expense is included in our condensed consolidated statements of operations as follows:

	Three Months Ended June 30,
	2010	2009
Cost of revenue	$52	$63
Product development	237	222
Sales and marketing	346	166
General and administrative	501	337

Total stock-based compensation expense	$1,136	$788

[2]	Purchased intangible asset amortization is included in the cost of revenue line in our condensed consolidated statements of operations.
[3]	Business consolidation costs (recoveries) are included in the business consolidation costs (recoveries) line in our condensed consolidated statements of operations.
[4]	Earnings per share amounts for the three months ended June 30, 2010 do not add due to rounding.

Conference Call Details:

At 5:00 p.m. ET, August 5, 2010, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (866) 393-7459 (+ (706) 643-4624 outside the United States) and enter the access code, 91161015, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (800) 642-1687 (+1 (706) 645-9291 outside the United States) and entering access code, 91161015, beginning 6:00 p.m. ET on August 5, 2010 through 11:59 p.m. ET on November 5, 2010.

About Accelrys:

Headquartered in San Diego, California, Accelrys develops scientific informatics software and solutions for the life sciences, energy, chemicals, aerospace, and consumer products industries. Customers include many Fortune 500 companies and other commercial entities, as well as academic and government entities. Accelrys has a vast portfolio of computer-aided design modeling and simulation offerings which assist customers in conducting scientific experiments ‘in silico’ in order to reduce the duration and cost of discovering and developing new drugs and materials. Its scientific informatics platform underlies the company’s computer-aided design modeling and simulation offerings. The Accelrys platform can be used with both Accelrys and competitive products, as well as with customers’ proprietary predictive science products. Its flexibility, ease-of-use and advanced chemical, text and image analysis and reporting capabilities enable customers to mine, aggregate, analyze and report scientific data from disparate sources, thereby better utilizing scientific data within their organizations. In July 2010, Accelrys and Symyx Technologies, Inc. merged, combining the market-leading Symyx electronic laboratory notebook, decision support software, and chemical informatics and sourcing databases with the Accelrys portfolio of scientific informatics solutions. For more information about the Accelrys and Symyx solutions, visit www.accelrys.com and www.symyx.com.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements including, but not limited to, statements relating to the Company’s long-term prospects and integration plans following the merger with Symyx Technologies are subject to a number of risks and uncertainties. These include risks that the Company will not achieve its anticipated results or growth plans, and/or that such growth will not occur due to, among other possibilities, an inability to withstand negative conditions in the global economy or a lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties that are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended March 31, 2010, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Michael A. Piraino

Chief Financial Officer

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2010	2009
Revenue	$19,761	$20,141
Cost of revenue	3,839	3,450

Gross profit	15,922	16,691
Operating expenses:
Product development	3,748	3,903
Sales and marketing	8,392	8,143
General and administrative	3,319	3,658
Business consolidation costs (recoveries)	1,686	(91)

Total operating expenses	17,145	15,613

Operating income (loss)	(1,223)	1,078
Interest and other income and (expense), net	(134)	(5)

Income (loss) before taxes	(1,357)	1,073
Income tax expense	225	329

Net income (loss)	$(1,582)	$744

Basic and diluted net income (loss) per share	$(0.06)	$0.03

Weighted average shares used to compute basic and diluted net income (loss) per share
Basic	27,821	27,290
Diluted	27,821	27,409

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2010	March 31, 2010
	(Unaudited)	(Audited)
Cash, cash equivalents, and marketable securities[1]	$92,928	$93,082
Trade receivables, net	8,604	22,745
Other assets, net[2]	55,619	55,378

Total assets	$157,151	$171,205

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	10,969	16,823
Total deferred revenue[3]	52,951	61,325
Noncurrent liabilities, excluding deferred revenue	6,872	6,953
Total stockholders’ equity	86,359	86,104

Total liabilities and stockholders’ equity	$157,151	$171,205

[1]	Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Marketable securities; and Restricted cash
[2]

Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; and Other assets

[3]	Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion